Exhibit 99.1

Biohaven Reports Fourth Quarter and Full Year 2022 Financial Results and Reports Recent Business Developments
–Acquired exclusive license for oral, brain-penetrant, dual TYK2/JAK1 inhibitor for immune-mediated brain disorders in March 2023 covering global (ex-China) rights; Phase 1 clinical trial initiation anticipated in 2023
–Completed Phase 1 SAD/MAD study with BHV-7000 from our Kv7 ion channel activator platform and reported preliminary safety and tolerability data
–Commenced enrollment in pivotal Phase 3 study with our myostatin targeting agent, adnectin taldefgrobep alfa, for spinal muscular atrophy
–Presented preclinical data from our IgG degrader, BHV-1300, showing robust reduction of IgG levels; observed depletion of IgG beginning within hours of dosing and reached 75% depletion of IgG from baseline within three days after a single dose
–As previously reported, Biohaven Ltd. launched post-closing of the Biohaven Pharmaceutical Holding Company Ltd. sale to Pfizer on October 4, 2022, completed a public offering of 28,750,000 Biohaven Ltd. common shares at a price of $10.50 per share on October 25, 2022, and as of December 31, 2022, had cash and equivalents of $465 million, and no debt
–Key industry executives added or promoted to management team, including:
◦Bruce Car, Ph.D. as Chief Scientific Officer;
◦Irfan Qureshi, M.D. as Chief Medical Officer, and
◦Tanya Fischer, M.D., Ph.D. as Chief Development Officer and Head of Translational Medicine

NEW HAVEN, Conn., March 23, 2023 /PRNewswire/ – Biohaven Ltd. (NYSE: BHVN) ("Biohaven" or the "Company"), a global clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of life-changing therapies for people with debilitating neurological and neuropsychiatric diseases, including ultra-rare disorders, today reported financial results for the fourth quarter ended December 31, 2022, and provided a review of recent accomplishments and anticipated upcoming milestones. For periods prior to the October 3, 2022 spin-off, the reported financial results present, on a historical basis, the combined assets, liabilities, expenses and cash flows directly attributable to the Company, which have been prepared from Biohaven Pharmaceutical Holding Company Ltd., the former parent, consolidated financial statements and accounting records, and are presented on a stand-alone basis as if the operations had been conducted independently from the former parent. The financial statements for all periods presented, including the historical results of the Company prior to October 3, 2022, are now referred to as "Consolidated Financial Statements."

Vlad Coric, M.D., Chairman and Chief Executive Officer of Biohaven, commented, "2022 was unequivocally the most defining year since our Company’s formation; with the acquisition by Pfizer for a total consideration of approximately $13 billion including retirement of existing debt, Biohaven is well-capitalized to accelerate development across an extraordinary portfolio spanning mid-to-late-stage and promising discovery assets. The acquisition by Pfizer of Biohaven Pharmaceutical Holding Company Ltd. and the CGRP franchise was a testament to our incredible track record of innovating, developing, commercializing and delivering therapeutic breakthrough medicines, propelled by our unwavering patient focus and data-driven methodical approach. We ultimately delivered multiple first cycle FDA approvals of Nurtec ODT and Vydura ODT in both the acute and prevention of migraine as well as the first intranasal CGRP antagonist, Zavzpret—it’s exciting to see Pfizer take the CGRP franchise global and the benefit that this will have for migraine patients around the world.”

Dr. Coric continued, “Today, Biohaven is well-capitalized to accelerate development across an extraordinary portfolio spanning mid-to-late-stage and promising discovery assets. Since the launch of our new company in October, we have already made substantial progress in advancing one of the most innovative and exciting neuroscience portfolios. Our Kv7 ion channel platform has the potential to change the treatment paradigm in the management of epilepsy and mood disorders. The first assets from Biohaven’s Kv7 ion channel platform, BHV-7000 and BHV-7010, are selective Kv7.2 and Kv7.3 activators that lack off-target burdensome side effects. We were pleased to complete our SAD/MAD Phase 1 study of BHV-7000 and report preliminary safety, tolerability and pharmacokinetic data last month; in the study, single doses of up to 100 mg and multiple doses of up to 40 mg daily for 15 days were generally well-tolerated. Importantly, we were encouraged by the lack of sedation, dizziness, fatigue, and ataxia observed in this study – side effects that have historically plagued patients taking available anti-seizure medications. With these results, we plan to initiate an EEG study in the first half of

2023 and Phase 2/3 studies in focal epilepsy and bipolar disorder in the second half of 2023. We are also planning an IND submission for BHV-7010, in epilepsy and mood disorders, and an IND submission for our TRPM3 ion channel antagonist, BHV-2100, in chronic pain; both IND submissions are expected in the second half of 2023.”

“Beyond our ion channel platform, our team is advancing novel immune-targeting agents to target neuroinflammation with our degrader platform and recent acquisition of the TYK2/JAK1 asset we added to our pipeline only yesterday. We acquired an exclusive license for BHV-8000, an oral, brain-penetrant, dual TYK2/JAK1 inhibitor offering a unique and exquisite therapeutic approach to addressing brain disorders. There are currently no brain-penetrant, selective, dual TYK2/JAK1 inhibitors approved for brain disorders and we look forward to exploring the vast potential afforded by this compound's unique therapeutic profile. TYK2/JAK inhibition is a validated mechanism that has led to the approval of peripheral acting agents and our dual TYK2/JAK1 asset will bring one of the most exciting immunoscience targets to the potential treatment of brain disorders. In other pipeline developments, we continue to advance our Phase 3 study evaluating taldefgrobep alfa in patients with spinal muscular atrophy, with 22 sites now activated and enrollment ongoing in the US and EU, and remain on track to complete enrollment in our pivotal Phase 3 study evaluating troriluzole in patients with OCD by year-end 2023. In discovery efforts, we have taken encouraging strides with our burgeoning bispecific platform and were thrilled to share exciting non-human primate data with our IgG degrader, BHV-1300; we expect to submit an IND for BHV-1300 in the second half of 2023. I could not be more enthusiastic about the opportunities ahead for Biohaven – with a world-class, diverse portfolio of assets addressing some of the most critical life-threatening illnesses impacting patients, a plethora of upcoming milestones and multiple INDs supporting continued pipeline development, our highly experienced drug development team, and strengthened capital position – we are well positioned to continue delivering the same impressive results that patients, shareholders, and other key stakeholders have come to expect from our team,” Dr. Coric concluded.

Bruce Car, PhD, Chief Scientific Officer of Biohaven added, “We are excited about the promise of our bispecific platform which is advancing multiple compounds including degraders for IgG and IgA, our CD38 targeting therapy for multiple myeloma, and a next generation ADC technology. First, we were thrilled to report data with our first 'MoDE,' or molecular degrader of extracellular proteins, where we demonstrated in cynomolgus monkeys that a single dose of our IgG degrader, BHV-1300, reduced IgG levels by 75% from baseline in three days, in comparison to efgartigimod which took 5 to 7 days to achieve a 50% reduction. We separately reported preclinical data from our second MoDE designed to target galactose deficient IgA (Gd-IgA), which is thought to play a pathogenic role in IgA Nephropathy. These early preclinical studies showed the chimeric antibody-ASGPR ligand conjugate specifically mediated endocytosis of Gd-IgA, as opposed to normal IgA. Our team is also advancing next-generation antigen specific degraders that will allow for even more targeted approaches to treat disorders of extracellular proteins. With our antibody recruiting molecule program (ARM), a CD38 targeted cell therapy for multiple myeloma, we have now treated three patients in a Phase 1 trial at Dana-Farber Cancer Institute. The first patient treated has survived to one year, which is encouraging given historic survival rates in this aggressive disease. Taken together, these datasets provide early validation for the power of our bispecific platform and broader discovery efforts.”

Full Year and Recent Business Highlights

Ion Channel Platforms - Milestones and Next Steps

•Acquired Kv7 channel platform for treatment of epilepsy and other neurologic disorders - In April 2022, the Company closed its acquisition of Channel Biosciences, LLC to acquire a Kv7 channel targeting platform, adding the latest advances in ion-channel modulation to Biohaven's growing neuroscience portfolio. BHV-7000 (formerly known as KB-3061) is the lead asset from the Kv7 platform and is a potassium channel activator with a profile suggestive of a wide therapeutic index, high selectivity, and significantly reduced GABA-ergic activity. As reported in the second quarter of 2022, the Clinical Trial Application for BHV-7000 was approved by Health Canada and Biohaven subsequently began clinical development.

•Reported preliminary Phase 1 results with BHV-7000 - In January 2023, the Company reported preliminary safety, tolerability and pharmacokinetic (PK) data from the Phase 1 SAD/MAD study with BHV-7000. In the study, single doses up to 100 mg and multiple doses up to 40 mg daily for 15 days were safe and well-tolerated, with low rates of adverse events. Most adverse events were mild and resolved spontaneously. No serious or severe adverse events and/or dose limiting toxicities were reported. Importantly, CNS adverse events typically associated with other anti-seizure medications were not reported with BHV-7000; in unblinded data from the MAD cohorts, mild headache was the most common adverse event reported across all dose groups. Drug-related signal for AEs of somnolence, dizziness, fatigue, and ataxia were not observed. With respect to preliminary PK results, the Company exceeded target concentrations for efficacy based on the preclinical maximal electroshock (MES) model, which is clinically validated and predictive of target concentration ranges in humans.

•Upcoming studies with BHV-7000 - The Company expects to initiate an EEG study in the first half of 2023 and expects to initiate Phase 2/3 studies in focal epilepsy patients and bipolar disorder patients in the second half of 2023.

•Upcoming studies with BHV-7010 - The Company expects to submit an IND with BHV-7010, a next generation Kv7 ion channel activator, in the second half of 2023; the Company intends to investigate its potential in epilepsy and mood disorders.

•Additional ion channel development expectations - The Company also intends to submit an IND in the second half of 2023 for BHV-2100, a TRPM3 ion channel antagonist targeting chronic pain.

TYK2/JAK1 Inhibition Platform - Milestones and Next Steps

•Acquired BHV-8000, a brain-penetrant inhibitor of TYK2/JAK1, from Highlightll - In March 2023, the Company acquired exclusive rights (ex-China) to a novel, oral, first-in-class, brain-penetrant, dual inhibitor of TYK2/JAK1 offering wide therapeutic index with TYK2 inhibition and high selectivity for JAK1 inhibition without the severely limiting adverse class effects of JAK2/JAK3 inhibitors.

•Upcoming studies with BHV-8000 - The Company expects to commence Phase 1 development in 2023.

Myostatin Targeting Taldefgrobep Alfa License - Milestones and Next Steps

•Fast Track Designation and Orphan Drug Designation Granted - In February 2023, Taldefgrobep alfa was granted Fast Track designation by the U.S. Food and Drug Administration (FDA). The Company had previously received Orphan Drug Designation in December 2022.

•Commenced enrollment in a Phase 3 study with taldefgrobep alfa, an anti-myostatin adnectin for SMA - In July 2022, the Company commenced enrollment in a Phase 3 clinical trial assessing the efficacy and safety of taldefgrobep in SMA. Taldefgrobep targets myostatin, a natural protein that limits skeletal muscle growth, through two mechanisms: lowering myostatin directly and blocking key downstream signaling mechanisms. The Company expects to enroll approximately 180 patients in this randomized, double-blind, placebo-controlled global trial.

Glutamate Modulation Platform - Milestones and Next Steps:

•Pivotal Phase 3 trial ongoing with troriluzole in OCD - The Company continues accelerating Phase 3 clinical studies assessing the efficacy and safety of troriluzole in patients with Obsessive Compulsive Disorder (OCD). Biohaven is advancing a 280 mg once daily dose of troriluzole into two double-blind, placebo-controlled Phase 3 clinical trials with identical study designs and plans to enroll up to 700 patients in each of these adjunctive treatment trials across study sites in the United States, Canada and Europe. The Company made several enhancements to the trial to adequately power for previously observed treatment effect, including increasing the sample size in the trial, including a higher dose, and optimizing clinical trial design to minimize placebo effect. The Company expects to complete enrollment by the end of 2023.

•Regulatory engagement planned for first half of 2023 in SCA - In May 2022, the Company reported top-line results from a Phase 3 clinical trial evaluating the efficacy and safety of its investigational therapy, troriluzole, in patients with spinocerebellar ataxia (SCA). While the primary endpoint, did not reach statistical significance in the overall SCA population as there was less than expected disease progression over the course of the study, post hoc analysis of efficacy measures by genotype suggested a treatment effect in patients with the SCA Type 3 (SCA3) genotype. SCA3 represents the most common form of SCA and accounted for 41 percent of the study population. The Company intends to interact with the FDA and/or EMA in the first half of 2023. We could seek advice through various formal or informal interactions with regulatory agencies or we could choose to submit a New Drug Application (NDA) if we believe that is warranted from the results of our ongoing post-hoc analyses.

•Global Coalition for Adaptive Research (GCAR) commenced enrollment in Glioblastoma Adaptive Global Innovative Learning Environment (GBM Agile) Phase 2-3 adaptive platform trial for patients with glioblastoma - In July 2022, GCAR announced the activation of Biohaven's troriluzole in GBM AGILE, a patient-centered, adaptive platform trial for registration that tests multiple therapies for patients with newly-diagnosed and recurrent glioblastoma (GBM). GBM AGILE is an international, innovative platform trial designed to more rapidly identify and confirm effective therapies for patients with glioblastoma through response adaptive randomization.

Bispecific Molecule Platform - Milestones and Next Steps:

•Reported preclinical data with extracellular target degrader platform technology (MoDE™), a pan-IgG degrader - In January 2023, the Company evaluated the effect of a single dose of immunoglobulin gamma (IgG) degrader, BHV-1300, in cynomolgus monkeys. The Company reported 75% reduction of IgG levels from baseline and noted the observation occurred in three days; the data in this pre-clinical study compares favorably to standard of care therapy efgartigimod, where reduction of IgG levels with efgartigimod was observed to be 50% and had taken 5-7 days. The Company expects BHV-1300 will be ready for IND submission in the second half of 2023. In October 2022, the Company had announced advancements in the development of its MoDE extracellular target degrader platform technology licensed from Yale University for various disease indications, including, but not limited to, neurological disorders, cancer, infectious and autoimmune diseases. Biohaven made further innovations in this ground-breaking technology with new patent applications covering additional targets and functionality.

•Reported preclinical data with second MoDE in bispecific platform targeting IgA Nephropathy - In January 2023, the Company reported preclinical data with a second MoDE targeting galactose deficient IgA (Gd-IgA), which is believed to play a pathogenic role in IgA Nephropathy. Specific removal of pathogenic Gd-IgA with preservation of normal IgA potentially permits disease remission without incurring an infection risk. The Company shared preliminary data demonstrating the chimeric antibody-ASGPR ligand conjugate specifically mediated endocytosis of Gd-IgA, as opposed to normal IgA, in an endocytosis assay with HepG2 cells.

•Provided update on ongoing Phase 1 trial with BHV-1100 in MRD + post-transplant multiple myeloma patients - In an ongoing Phase 1 study at Dana-Farber Cancer Institute, the first patient treated has survived to one year. Additional patients have been enrolled and recruitment for the study is ongoing.

Corporate Updates:

•Company launch - On October 3, 2022, Biohaven Ltd. began operating as a separate independent entity in connection with the merger agreement entered into with Pfizer Inc. in May 2022. As of October 4, 2022, Biohaven Ltd. commenced regular way trading under the symbol "BHVN" on the New York Stock Exchange as an independent, publicly traded company focused on delivering innovative life-changing treatments for neurological and neuropsychiatric diseases, including rare disorders, and leveraging its proven drug development capabilities and proprietary technology platforms to advance a pipeline of therapies. The Company, led by Vlad Coric, M.D. as Chairman and Chief Executive Officer, launched with approximately $257.8 million in cash and no debt.

•Public offering - On October 25, 2022, the Company closed its previously announced underwritten public offering of 28,750,000 of its common shares, which includes the full exercise of the underwriters' option to purchase 3,750,000 additional shares, at the public offering price of $10.50 per share. The gross proceeds raised in the offering, before deducting underwriting discounts and estimated expenses of the offering payable by the Company, were approximately $301.9 million.

•Retains Board and key management team and appoints leading industry executives - In connection with the Company launch, Biohaven announced the appointment of Bruce Car, Ph.D. as Chief Scientific

Officer; Irfan Qureshi, M.D. as Chief Medical Officer; and Tanya Fischer, M.D., Ph.D. as Chief Development Officer and Head of Translational Medicine.

•Operationalized efficient laboratory capabilities to advance the degrader and ion channel programs - The Company's laboratory capabilities now include space in Cambridge, Massachusetts to enhance the accelerated development of its early assets.

Matthew Buten, Chief Financial Officer, commented, "As we continue efficiently accelerating clinical development and exploring the vast life cycle potential across each of our platforms, we uphold the same judicious strategy that has driven outsized results in years past: ensuring capital access by tactically evaluating opportunities for portfolio rationalization and optimization and continuously assessing partnering, out-licensing, and other creative, non-dilutive financing opportunities. We also periodically review bolt-on acquisition opportunities like BHV-8000, preferentially pursuing clinically validated mechanisms with fast follower potential in large markets and select rare disease opportunities. Biohaven is well capitalized to fund our current programs and we have demonstrated the ability to prioritize near-term value generating inflection points over longer term discovery efforts."

Upcoming Milestones:

Biohaven is progressing its product candidates through clinical programs in a number of common and rare disorders. The Company expects to reach significant pipeline milestones in the coming periods. Biohaven expects to:

•Initiate EEG study with BHV-7000 in the first half of 2023: Following Phase 1 study completion, Biohaven expects to initiate pivotal trials in patients with epilepsy and patients with bipolar disorder in the second half of 2023.

•Submit IND with BHV-7010 in epilepsy and mood disorders: The Company expects to submit an IND with next-generation Kv7 activator BHV-7010 in epilepsy in the second half of 2023.

•Submit IND with BHV-2100 in chronic pain: The Company expects to submit an IND with BHV-2100, a TRPM3 antagonist in the Company's ion channel platform targeting a pain disorder in 2023.

•Commence Phase 1 studies with BHV-8000: The Company expects to commence Phase 1 studies with BHV-8000, an oral, brain-penetrant, dual TYK2/JAK1 inhibitor for immune-mediated brain disorders in 2023.

•Complete enrollment in Phase 3 study of troriluzole in OCD in 2023: Two Phase 3 randomized, double-blind, placebo-controlled studies are expected to enroll up to 700 patients (in each trial) across nearly 200 global study sites. The Company anticipates completing enrollment in 2023.

•Provide an update on troriluzole in SCA: The Company intends to interact with the FDA and/or EMA in the first half of 2023 on next steps.

•Continue advancing Phase 3 clinical studies of taldefgrobep alfa in SMA: The Company expects to enroll approximately 180 patients in the study through the expansion of approximately 40 additional sites.

•Continue advancements across multiple neuroscience and immunoscience indications: The Company's preclinical pipeline includes molecular degraders of extracellular proteins, CD38 targeting antibody recruiting molecules (ARMs), TRP channels, and other undisclosed targets, including those with disease-modifying potential. The Company expects to submit an IND with pan-IgG degrader BHV-1300 in the second half of 2023.

Capital Position:

Cash, cash equivalents and marketable securities as of December 31, 2022 was $465.3 million, excluding $37.7 million of restricted cash, compared to $76.1 million as of December 31, 2021. As of December 31, 2022, restricted cash primarily consisted of restricted cash held by the Company on behalf of the Former Parent of $35.2 million related to the execution of the United States Distribution Services Agreement for which the Company recorded a related liability of $35.2 million as Due to Former Parent on the consolidated balance sheet. On

October 3, 2022, in connection with the closing of the acquisition of Biohaven Pharmaceutical Holding Company Ltd. by Pfizer, Biohaven Ltd. launched with a cash balance of approximately $257.8 million. On October 25, 2022, the Company closed a public offering of its common shares, which resulted in net proceeds to the Company of approximately $282.8 million.

Fourth Quarter 2022 Financial Highlights:

Research and Development (R&D) Expenses: R&D expenses, including non-cash share-based compensation costs, were $137.0 million for the three months ended December 31, 2022, compared to $41.8 million for the three months ended December 31, 2021. The increase of $95.2 million was primarily due to an increase of $62.1 million in non-cash share-based compensation, late-stage clinical program spend, and one-time employee costs related to the Pfizer acquisition of the Former Parent in the fourth quarter of 2022. Non-cash share-based compensation expense was $69.4 million for the three months ended December 31, 2022, which included $61.7 million of expense allocated from the Former Parent recognized in connection with the settlement of outstanding Former Parent stock options and RSUs upon the effectiveness of the Separation.

General and Administrative (G&A) Expenses: G&A expenses, including non-cash share-based compensation costs, were $76.4 million for the three months ended December 31, 2022, compared to $9.1 million for the three months ended December 31, 2021. The increase of $67.3 million was primarily due to an increase of $40.6 million in non-cash share-based compensation, and $8.2 million of transaction-related expenses and $8.9 million of one-time employee costs related to the Pfizer acquisition of the Former Parent in the fourth quarter of 2022. Non-cash share-based compensation expense was $46.2 million for the three months ended December 31, 2022, which included $39.7 million of expense allocated from the Former Parent recognized in connection with the settlement of outstanding Former Parent stock options and RSUs upon the effectiveness of the Separation.

Net Loss: Biohaven reported a net loss for the three months ended December 31, 2022, of $201.1 million, or $3.32 per share, compared to $51.9 million, or $1.32 per share, for the same period in 2021. Non-GAAP adjusted net loss for the three months ended December 31, 2022 was $77.3 million, or $1.27 per share, compared to $38.9 million, or $0.99 per share for the same period in 2021. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges, and transaction-related costs incurred relating to the Company's spin-off from Biohaven Pharmaceutical Holding Company Ltd. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below. Net loss per share and Non-GAAP adjusted net loss per share for periods prior to the October 3, 2022 spin-off were calculated based on the 39,375,944 common shares of Biohaven Ltd. common stock distributed to Biohaven Pharmaceutical Holding Company Ltd. shareholders at the time of the Distribution, including common shares issued in connection with Biohaven Pharmaceutical Holding Company Ltd. stock options that were settled on October 3, 2022 and common shares issued in connection with Biohaven Pharmaceutical Holding Company Ltd. restricted stock units that vested on October 3, 2022. The same number of shares is being utilized for the calculation of basic and diluted earnings per share for all periods presented prior to the Spin-Off.

Full Year 2022 Financial Highlights

Note: As described in our Annual Report on Form 10-K, full year results include direct and allocated expenses on a carve-out basis of accounting for the period prior to October 3, 2022, when the Company became a standalone public company.

R&D Expenses: R&D expenses, including non-cash share-based compensation, were $437.1 million for the year ended December 31, 2022, compared to $181.5 million for the year ended December 31, 2021. The increase of $255.6 million was primarily due to an increase in Kv7 platform expense in 2022 related to the $93.7 million acquisition and a $25.0 million milestone, $77.0 million increase in non-cash share-based compensation, and $5.2 million of one-time employee costs related to the Pfizer acquisition of the Former Parent in the fourth quarter of 2022. Non-cash share-based compensation expense was $116.4 million for the year ended December 31, 2022, which included $108.7 million of expense allocated from the Former Parent, including $61.7 million of expense allocated from the Former Parent recognized in connection with the settlement of outstanding Former Parent stock options and RSUs upon the effectiveness of the Separation.

G&A Expenses: G&A expenses, including non-cash share-based compensation costs, were $130.9 million for the year ended December 31, 2022, compared to $37.4 million for the year ended December 31, 2021. The increase of $93.4 million was primarily due to increases of $50.9 million in non-cash share-based compensation expense, and $14.1 million of transaction expenses and $8.9 million of one-time personnel expenses related to related to the Pfizer acquisition of the Former Parent and spin-off of Biohaven Ltd. as an independent, publicly traded company in 2022. Non-cash share-based compensation expense was $71.5 million for the year ended December 31, 2022, which included $70.6 million of expense allocated from the Former Parent, including $39.7 million of expense allocated from the Former Parent recognized in connection with the settlement of outstanding Former Parent stock options and RSUs upon the effectiveness of the Separation.

Net Loss: The Company reported a net loss attributable to common shareholders for the year ended December 31, 2022 of $570.3 million, or $12.75 per share, compared to $213.8 million, or $5.43 per share for the same period in 2021. Non-GAAP adjusted net loss for the year ended December 31, 2022 was $362.7 million, or $8.11 per share, compared to $153.4 million, or $3.90 per share for the same period in 2021. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges, gains or losses from equity method investment and transaction-related costs incurred relating to the Company's spin-off from Biohaven Pharmaceutical Holding Company Ltd. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain non-GAAP financial measures. In particular, Biohaven has provided non-GAAP adjusted net loss and adjusted net loss per share, adjusted to exclude the items below. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, Biohaven believes the presentation of non-GAAP adjusted net loss, when viewed in conjunction with GAAP results, provides investors with a more meaningful understanding of ongoing operating performance. These measures exclude (i) non-cash share-based compensation, which is substantially dependent on changes in the market price of common shares, (ii) gains or losses from equity method investment, which are non-cash and based on the financial results and valuation of another company that we did not manage or control, and (iii) transaction-related costs incurred relating to the Company's spin-off from Biohaven Pharmaceutical Holding Company Ltd., which are limited to a specific period of time and related to Biohaven Ltd. being established as a standalone public company.

Biohaven believes the presentation of these non-GAAP financial measures provides useful information to management and investors regarding Biohaven's results of operations. When GAAP financial measures are viewed in conjunction with these non-GAAP financial measures, investors are provided with a more meaningful understanding of Biohaven's ongoing operating performance and are better able to compare Biohaven's performance between periods. In addition, these non-GAAP financial measures are among those indicators Biohaven uses as a basis for evaluating performance, and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this press release.

About Biohaven
Biohaven is a global clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of life-changing therapies for people with debilitating neurological and neuropsychiatric diseases, including rare disorders. Biohaven's experienced management team brings with it a track record of delivering new drug approvals for products for diseases such as migraine, depression, bipolar and schizophrenia. The company is advancing a pipeline of therapies for diseases with little or no treatment options, leveraging its proven drug development capabilities and proprietary platforms, including Kv7 ion channel modulation for epilepsy and neuronal hyperexcitability, glutamate modulation for obsessive-compulsive disorder and spinocerebellar ataxia, myostatin inhibition for neuromuscular diseases, and brain-penetrant TYK2/JAK1 inhibition for immune-mediated brain disorders. Biohaven's portfolio of early- and late-stage product candidates also includes discovery research programs focused on TRPM3 channel activation for neuropathic pain, CD-38 antibody recruiting, bispecific molecules for multiple myeloma, antibody drug conjugates (ADCs), and extracellular target degrader platform technology (MoDE™) with potential application in neurological disorders, cancer, and autoimmune diseases.

Forward-looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of certain words, including "continue", "plan", "will", "believe", "may", "expect", "anticipate" and similar expressions, is intended to identify forward-looking statements. Investors are cautioned that any forward-looking statements, including statements regarding the future development, timing and potential marketing approval and commercialization of development candidates are not guarantees of future performance or results and involve substantial risks and uncertainties. Actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors including: the expected timing, commencement and outcomes of Biohaven's planned and ongoing clinical trials; the timing of planned interactions and filings with the Food and Drug Administration; the timing and outcome of expected regulatory filings; complying with applicable U.S. regulatory requirements; the potential commercialization of Biohaven's product candidates; the potential for Biohaven's product candidates to be first in class therapies; and the effectiveness and safety of Biohaven's product candidates. Additional important factors to be considered in connection with forward-looking statements are described in Biohaven's filings with the Securities and Exchange Commission, including within the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The forward-looking statements are made as of the date of this new release, and Biohaven does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating expenses:
Research and development	$137,044	$41,818	$437,072	$181,486
General and administrative	76,368	9,065	130,860	37,414
Total operating expenses	213,412	50,883	567,932	218,900
Loss from operations	(213,412)	(50,883)	(567,932)	(218,900)
Other (expense) income :
Gain from equity method investment	—	—	—	5,261
Other (expense) income, net	(1,838)	1,454	(1,909)	1,209
Total other (expense) income, net	(1,838)	1,454	(1,909)	6,470
Loss before provision for income taxes	(215,250)	(49,429)	(569,841)	(212,430)
(Benefit) provision for income taxes	(14,143)	2,457	438	1,366
Net loss	$(201,107)	$(51,886)	$(570,279)	$(213,796)
Net loss per share — basic and diluted	$(3.32)	$(1.32)	$(12.75)	$(5.43)
Weighted average common shares outstanding— basic and diluted	60,661,359	39,375,944	44,741,316	39,375,944

BIOHAVEN LTD.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$204,877	$76,057
Marketable securities	260,464	—
Prepaid expenses	20,945	6,734
Income tax receivable	46,139	9,911
Restricted cash held on behalf of Former Parent	35,212	—
Other current assets	19,331	2,121
Total current assets	586,968	94,823
Property and equipment, net	17,512	13,010
Intangible assets	18,400	18,400
Goodwill	1,390	1,390
Other non-current assets	37,513	14,438
Total assets	$661,783	$142,061
Liabilities and Equity
Current liabilities:
Accounts payable	$10,703	$4,775
Due to Former Parent	35,212	—
Accrued expenses and other current liabilities	44,106	37,160
Total current liabilities	90,021	41,935
Long-term operating lease liability	30,581	2,797
Other non-current liabilities	2,410	2,638
Total liabilities	123,012	47,370
Contingently redeemable non-controlling interests	—	60,000
Shareholders' Equity:
Net investment from Former Parent	—	34,691
Preferred shares, no par value; 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2022; no shares authorized, issued and outstanding as of December 31, 2021	—	—
Common shares, no par value; 200,000,000 shares authorized, 68,190,479 shares issued and outstanding as of December 31, 2022; no shares authorized, issued and outstanding as of December 31, 2021	615,742	—
Additional paid-in capital	13,869	—
Accumulated deficit	(91,124)	—
Accumulated other comprehensive income	284	—
Total shareholders' equity	538,771	34,691
Total liabilities and shareholders' equity	$661,783	$142,061

BIOHAVEN LTD.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss	$(201,107)	$(51,886)	$(570,279)	$(213,796)
Add: non-cash share-based compensation expense	115,629	12,968	193,556	65,639
Less: Gain from equity method investment	—	—	—	(5,261)
Add: Transaction-related costs	8,188	—	14,051	—
Non-GAAP adjusted net loss	$(77,290)	$(38,918)	$(362,672)	$(153,418)

Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share attributable to Biohaven Ltd. — basic and diluted	$(3.32)	$(1.32)	$(12.75)	$(5.43)
Add: non-cash share-based compensation expense	1.91	0.33	4.33	1.67
Less: Gain from equity method investment	—	—	—	(0.13)
Add: Transaction-related costs	0.14	—	0.31	—
Non-GAAP adjusted net loss per share attributable to Biohaven Ltd. — basic and diluted	$(1.27)	$(0.99)	$(8.11)	$(3.90)

MoDEs is a trademark of Biohaven Therapeutics Ltd.

Investor Contact:

Jennifer Porcelli
Vice President, Investor Relations
jennifer.porcelli@biohavenpharma.com
+1 (201) 248-0741

Media Contact:

Mike Beyer
Sam Brown Inc.
mikebeyer@sambrown.com
+1 (312) 961-2502